Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-256797) on Form S-3/A of Nuwellis, Inc. and subsidiaries of our report dated March 25, 2021, relating to the consolidated financial statements of Nuwellis, Inc. and subsidiaries in the Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
June 21, 2021